EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 2, 2018, with respect to the statements of condition including the related portfolios of EAFE Select 20 Portfolio 2018-1; The Dow Jones Select Dividend Index Strategy Portfolio 2018-1; Select S&P Industrial Portfolio 2018-1; Select S&P Core Portfolio 2018-1; Global 45 Dividend Strategy Portfolio 2018-1 and Select 10 Industrial Portfolio 2018-1 (included in Invesco Unit Trusts, Series 1833) as of January 2, 2018, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-221599) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 2, 2018